SERVICE SOFTWARE PROVIDER AGREEMENT

THIS SERVICE SOFTWARE PROVIDER AGREEMENT (the “Agreement”) is made this April 14, 2014 by and between PANASH S.A.C. (hereinafter referred to as "THE PROVIDER") a Peruvian corporation whose place of business is 730 Larco Avenue, Apartment 302, Miraflores District, Lima-Peru, represented by Mr. Rafael Quispe Calagua and TRUPAL MEDIA, INC (hereinafter referred to as "THE COMPANY") whose place of business is located at 1205 Lincoln Road, Suite 220, Miami Beach, Florida 33139, represented by Panayis Palexas.

RECITALS

WHEREAS, THE PROVIDER is a social media services provides as well as software developer, online services integrator and complete marketing services provider; and

WHEREAS TRUPAL MEDIA, INC is a social media publisher and gaming business developer.

AGREEMENT

In this context, the parties shall comply with the following Terms of Use:

I.	SCOPE OF SERVICE:

THE COMPANY wishes to utilize the services of THE PROVIDER to develop creative ads, manage its social networks, maintain and engage existing users via social networks, creative posting and managing of its Facebook Fan page. Ensuring brand positioning whilst growing awareness, user growth and retention.

II.	ACCESS:

The access is subject exclusively to these Terms and Conditions and the parties will not use the Website for any purpose that is unlawful or prohibited by these Terms and Conditions.

III.	COMPENSATION:

The PROVIDER will be paid by the COMPANY for its services with a minimum of $10,000 (Ten Thousand US dollars) monthly or 10% of monthly revenue earned by the app the PROVIDER is servicing. This amount will not exceed $100,000 per month. Only in the 1st year of operation accumulated compensation can be paid with a Promissory Note which will coming to effect before the end of April 2016.

IV.	TAXES:

Each party will be responsible for all taxes and expenses associated with the execution of this agreement.

V.	INTELLECTUAL PROPERTY:

All copyright, trademarks and all other intellectual property rights in the app, website, products and its content (including without Iimitation the Website design, text, graphics and all software and source codes connected with the Website) are owned by THE COMPANY.

VI.	TERM

The term of this agreement will be for three (3) years and can be extended by the agreement of both parties, in writing.

VII.	LIABILITY

Nothing in this Agreement shall exclude or restrict liability for fraud, or death or personal injury resulting from the negligence of either party or their agents or employees.
Neither party shall be liable to the other for any indirect, consequential or special damages or loss of profits or any other pure economic loss arising out of or in connection with this Agreement.

VIII.	CONFIDENTIALITY

a.
“Confidential Information” means any and all information whether commercial or technical related to the business of The Company, including know-how, data, processes, designs, photographs, drawings, specifications, software programs, and samples, which is marked with an indicator such as “Confidential” or “Proprietary”, but excluding information which:

i.	is or comes into the public domain otherwise than by disclosure or default by The Company;

ii.	was or is lawfully obtained or available from a third party who was or is lawfully in possession of the same and free to disclose it; or

iii.	was already known evidenced by written record pre-dating such disclosure.

b.	In consideration of The Company disclosing Proprietary Information, THE DEVELOPER hereby undertakes for a period of five (05) years from the date of this Agreement:

i.	Keep confidential all Proprietary Information that it may acquire in any manner;

ii.	Use such Proprietary Information exclusively for the Permitted Purpose and not to use the Proprietary Information for the Developer’s own purposes or benefit;

iii.	Inform everybody to whom it discloses Proprietary Information that it is confidential and obtain their agreement to keep it confidential on the same terms as this Agreement;

iv.
Keep safe any drawings, documents, samples or materials provided on loan by The Company, not to reproduce, part with possession of, modify or otherwise interfere with such items, to return them immediately upon The Company’s request and in any event spontaneously when no longer required for the purposes of this Agreement;

v.
Notify the Company immediately upon becoming aware of any breach of confidence by anybody to whom the DEVELOPER has disclosed the Information and give all necessary assistance in connection with any steps which The Company wish to prevent, stop or obtain compensation for such breach or threatened breach.

c.
Nothing in this Agreement shall be deemed to grant to the Company a licence expressly or by implication under any patent, copyright or other intellectual property right.  All intellectual property rights relating to any drawings, documents and work carried out by the DEVELOPER (whether past, present or future) using the Proprietary Information will belong to and will vest in The Company.  The DEVELOPER will do all such things and execute all documents necessary to enable The Company to obtain, defend or enforce its rights in such drawings, documents and work.

IX.	NOTICES

Any notice required or permitted to be given pursuant to this Agreement shall be sent or delivered to the other party as follows:

To the PROVIDER at:
730 Larco Avenue
Department 302
Miraflores District
Lima-Peru
Fax: + 51 (01) 399-0730

To the COMPANY at:
1205 Lincoln road, Suite 220
Miami Beach, Florida, 33139

All notices which are permitted or required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out above in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered personally, or by courier or registered post, or by first class pre-paid letter, or by facsimile transmission and shall be deemed to have been served when delivered if delivered by hand, if by first class post seven days after posting, and if by facsimile transmission supported by printed confirmation report when dispatched, and if by courier or registered post when signed for.

X.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of Florida, USA.

Any action or proceeding in connection with this agreement shall be brought before a competent court in Florida USA, provided that, at the option of the COMPANY, any such proceeding may also be brought before any other competent court.

PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this Agreement through their respective duly authorized officers as of the date first above written.

Panash S.A.C.	Trupal Media, Inc.
By:/s/ Mr. Rafael Quispe Calagua	By:/s/ Panayis Palexis
Mr. Rafael Quispe Calagua	Panayis Palexis
Representative	CEO